Fidelity Bancorp, Inc.
                                          William L. Windisch
                                          (412) 367-3300

                                          First Pennsylvania Savings Association
                                          Dr. Salvatore P. Conte
                                          (412) 231-3344





                   STOCK OFFERING CONDUCTED IN CONNECTION WITH
        FIDELITY BANCORP, INC.'S MERGER WITH FIRST PENNSYLVANIA EXTENDED


         Pittsburgh, Pennsylvania, December 11, 2002: Fidelity Bancorp, Inc. ("Fidelity") (NASDAQ -- "FSBI") and First Pennsylvania Savings Association ("First Pennsylvania") previously announced on or about December 3, 2002 that Fidelity common stock was being offered first to certain eligible members of First Pennsylvania in a Subscription Offering, which will expire on December 15, 2002, in connection with an agreement and plan of merger conversion between Fidelity and First Pennsylvania.

         Pursuant to the agreement and plan of merger conversion, First Pennsylvania will convert to a Pennsylvania-chartered stock savings association and simultaneously merge with and into Fidelity Bank. Upon completion of the merger, Fidelity Bank will acquire all of the assets and assume all of the liabilities of First Pennsylvania. Pursuant to the agreement, Fidelity is offering between $1,275,000 and $1,725,000 of its common stock first to certain members of First Pennsylvania in a Subscription Offering which ends on December 15, 2002. Any stock not purchased by eligible members of First Pennsylvania in the Subscription Offering is being offered to Fidelity stockholders as of October 31, 2002, certain members of the community and to the general public (the "Stockholder and Community Offerings"). The eligible members of First Pennsylvania are not expected to purchase all of the stock in the Subscription Offering, which is scheduled to close on December 15, 2002. Accordingly, Fidelity and First Pennsylvania are currently accepting orders in the Stockholder and Community Offerings, subject to its availability after tabulating the orders in the Subscription Offering. Fidelity and First Pennsylvania will continue to accept orders in the Stockholder and Community Offerings after December 15, 2002 until at least the minimum amount of stock being offered has been subscribed to. Fidelity reserves the right to accept or reject any orders in part or in whole in the Stockholder and Community Offerings.

         Additionally, the members of First Pennsylvania are expected to approve the agreement and plan of merger conversion at a special meeting of members on December 18, 2002.

         Fidelity Bank, the subsidiary of Fidelity Bancorp, is a full-service community bank operating from eleven offices in Allegheny and Butler Counties, Pennsylvania. First Pennsylvania operates from one office at 1729 Lowrie Street, Pittsburgh, Pennsylvania.

         This document may contain forward-looking statements. We caution that such statements may be subject to uncertainties and actual results could differ materially and, therefore, investors should not place undue reliance on any forward-looking statements. Fidelity and First Pennsylvania specifically disclaim any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of any events or circumstances after the date of such statements.








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